Exhibit 4.4

Articles XX and XXI of the Plan were amended, effective May 11, 2005 and October 13, 2005, and now read as follows:

XX. Operation and Administration

1. General. Pursuant to ERISA, the Company shall be the sole named fiduciary with respect to the Plan and shall have authority to control and manage the operation and administration of the Plan.

Effective May 11, 2005, the Group Vice President-Human Resources and Labor Affairs, the Executive Vice President and Chief Financial Officer, and the Senior Vice President-General Counsel shall have the authority, on behalf of the Company, to appoint and remove trustees under the Plan, to approve policies relating to the allocation of contributions and the distribution of assets among trustees, and to approve Plan amendments other than Plan amendments relating to the offering of Company stock as an investment election which amendments shall be made by the Board of Directors.

The Vice President- Treasurer shall be authorized on behalf of the Company to contract with the trustees under the Plan and to determine the form and terms of the trust agreements, to allocate contributions and distribute assets among trustees, and shall have authority to designate other persons to carry out specific responsibilities in connection therewith; provided, however, that such actions shall be consistent with ERISA, the policy of the Board of Directors and officers designated in the preceding subparagraph and the Plan.

Except as otherwise provided in this Paragraph XX or elsewhere in the Plan, the Group Vice President-Human Resources and the Executive Vice President and Chief Financial Officer are designated to carry out the Company's responsibilities with respect to the Plan, including, without limitation, appointment and removal of service providers used in connection with the administration of the Plan and determination of prior service for eligibility purposes under the Plan in the event of acquisition by a Participating Company (by purchase, merger, or otherwise) of all or part of the assets of another corporation.

Any Company director, officer or employee who shall have been expressly designated pursuant to the Plan to carry out specific Company responsibilities shall be acting on behalf of the Company. Any person or group of persons may serve in more than one capacity with respect to the Plan and may employ one or more persons to render advice with regard to any responsibilities such person has under the Plan. In the event of a change in the designated officer's title, the officer or officers with functional responsibility for the Plan shall have the authority to the extent described in this Paragraph.

The officers with responsibility for the Plan may allocate responsibilities between themselves and shall have authority to designate other persons to carry out specific responsibilities on behalf of the Company in connection therewith; provided, however, that such actions shall be consistent with ERISA, the policy of the Board of Directors and the Plan.

2. Investment Review

Effective May 11, 2005, the Board of Directors implemented a revised process for reviewing the investment options offered under the Plan. The role of the Investment Process Committee ("IPC") was clarified and an Investment Process Oversight Committee ("IPOC") was created. Each member of the IPC and the IPOC shall execute their respective responsibilities under the Plan for the sole benefit of Members and their beneficiaries.

(a) Investment Process Oversight Committee

The members of the Investment Process Oversight Committee ("IPOC") shall be the Vice President-Treasurer, Associate General Counsel and Secretary and the Vice President, Human Resources. The IPOC shall meet at least quarterly to review the performance of the investment options and to consider any recommendations from the Investment Process Committee ("IPC"). The IPOC shall take action with respect to the Ford Stock Fund, Common Stock Index Fund, Bond Index Fund and Interest Income Fund only to the extent required by ERISA. Any member of the IPOC may request to meet more frequently. The IPOC shall appoint a secretary, which does not have to be an IPOC member. Any action taken pursuant to this Article XX by the IPOC shall be by unanimous consent, with or without a meeting. The IPOC shall have the power to approve any changes in the Additional Mutual Funds listed on Appendix A.

(b) Investment Process Committee

The members of the Investment Process Committee ("IPC") shall be the Director-Trading, Director-Asset Management and Manager-Savings and Executive Retirement Plans, North America. Each member of the IPC shall have an alternate designated by such member. In the event a member of the IPC is absent from a meeting, the member's alternate may attend, and when in attendance, shall exercise the powers and perform the duties of such member. The IPC shall appoint its own secretary, who does not have to be an IPC member, and shall act by unanimous consent of its members, with or without a meeting.

The Investment Process Committee shall recommend investment process guidelines to the IPOC for their approval with respect to the Additional Mutual Funds. Such guidelines shall include:

(i)
the types of investment options to be offered under the Plan, with due regard to the risk and return characteristics of such options and the need to offer a reasonable array of such risk and return alternatives;

(ii)	the number of investment options of each type to be offered under the Plan, consistent with the range of risk and return characteristics deemed appropriate;
(iii)	criteria for the selection of individual investment options for inclusion in the Plan;

(iv)	procedures for reviewing the performance of investment options offered under the Plan; and
(v)	criteria mandating the removal of investment options from availability under the Plan.

After such guidelines have been approved by the IPOC, the IPC shall meet at least quarterly to (1) review the guidelines for continuing propriety, (2) review the performance of investment options pursuant to the criteria regarding the removal of investment options from availability under the Plan, and (3) recommend changes to the guidelines for approval by the IPOC.

The IPC shall recommend to the IPOC, for their approval, any changes to the investment process guidelines that the IPC deems appropriate. If changes to the investment options are required, the IPC shall recommend additional options, the deletion of options, and, if appropriate, the replacement of options to the IPOC for their approval.

The IPC shall review the Ford Stock Fund, Common Stock Index Fund, Bond Index Fund and Interest Income Fund only to the extent required by ERISA.

Notwithstanding anything herein contained to the contrary, commencing on or after September 7, 2005, the IPC shall have full and exclusive power and authority to appoint, modify or terminate the appointment of an investment manager, independent fiduciary, or any other similar person, with respect to the Ford Stock Fund ("Ford Stock Fund Manager"), upon such terms and conditions as are acceptable to the IPC. Upon such an appointment, the IPC shall have no further responsibility with respect to the Ford Stock Fund except the duty to monitor the performance of the Ford Stock Fund Manager.

The Ford Stock Fund Manager shall acknowledge that it is an investment manager and will be acting as a fiduciary within the meaning of Section 3(21)(A) of ERISA with respect to the Ford Stock Fund. In such capacity, the Ford Stock Fund Manager will exercise independent discretionary judgment in the performance of its obligations under any investment manager agreement in accordance with the fiduciary requirements set forth in Part 4 of Subtitle B of Title 1 of ERISA.

To the extent that the IPC or the IPOC have been delegated authority under any of the Company's other defined contribution pension plans comparable to the authority set forth in this Section 11.4, the IPC or the IPOC may act jointly on behalf of such other plans while carrying out their responsibilities set forth in this Paragraph XX with respect to the Plan.

In the event that the IPC appoints a Ford Stock Fund Manager, neither the Board nor the IPOC shall have any further oversight responsibility with respect to the selection of the Ford Stock Fund Manager or the terms and conditions of the engagement and, while the appointment remains in effect, shall have no duty to monitor the performance of the Ford

Stock Fund Manager. Nothing herein contained should be construed to remove from the Board of Directors the exclusive authority under Paragraph XX (1) hereof to amend the Plan to remove Company Stock as an investment election under the Plan.

3. Committee

The Company shall create a Committee consisting of at least three members. The Company shall from time to time designate the members of the Committee and an alternate for each of such members, who shall have full power to act in the absence or inability to act of such member. The Committee shall appoint its own Chairman and Secretary, and shall act by a majority of its members, with or without a meeting. The Secretary or an Assistant Secretary of the Company shall from time to time notify the Trustee of the appointment of members of the Committee and alternates and of the appointment of the Chairman and Secretary of the Committee, upon which notices the Trustee shall be entitled to rely.

The Committee shall have full power and discretionary authority to administer the Plan and to interpret its provisions. Any interpretation of the provisions of the Plan by the Committee shall be final and conclusive, and shall bind and may be relied upon by the several Participating Companies, each of their employees, the Trustee and all other parties in interest.

4. Indemnification

No member of the Committee (or alternate for a member) or member of the Investment Process Committee (or alternate for any such member), or member of the Investment Process Oversight Committee or director, officer or employee of any Participating Company shall be liable for any action or failure to act under or in connection with the Plan, except for his or her own lack of good faith; provided, however, that nothing herein shall be deemed to relieve any such person from responsibility or liability for any obligation or duty under ERISA. Each director, officer, or employee of the Company who is or shall have been designated to act on behalf of the Company and each person who is or shall have been a member of the Committee (or an alternate for a member), or member of the Investment Process Committee (or an alternate for a member), or member of the Investment Process Oversight Committee, or a director, officer or employee of any Participating Company, as such, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof (with the Company's written approval) or paid by him or her in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his or her lack of good faith; subject, however, to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding against him or her, he or she shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that a Participating Company may have to indemnify him or her or hold him or her harmless.

5. Payment of Expenses

Brokerage commissions, fees and transfer taxes incurred in connection with the purchase or sale of Company stock shall be paid by the Company. Brokerage commissions and transfer taxes on the purchase and sale of Common Stock Index Fund securities shall be paid from Common Stock Index Fund assets by the Trustee, and the expenses of any collective, common, or commingled fund in which Common Stock Index Fund assets may be invested pursuant to Subparagraph 2 of Paragraph XIII hereof shall be paid from the assets in such collective, common or commingled fund. Brokerage commissions and transfer taxes on the purchase and sale of Bond Index Fund securities and the expenses of the Bond Index Fund including, without limitation, investment management fees shall be paid from Bond Index Fund assets, and the expenses of any collective, common, or commingled fund in which Bond Index Fund assets may be invested pursuant to Subparagraph 3 of Paragraph XIII hereof shall be paid from the assets in such collective, common or commingled fund. Earnings credited to the account of the Trustee under the Bond Index Fund shall be net of such charges by the Bond Index Fund Manager as may be provided in such contract. Brokerage commissions and transfer taxes on the purchase and sale of Interest Income Fund securities shall be paid from Interest Income Fund assets by the Trustee and the expenses of any collective, common, or commingled fund in which Interest Income Fund assets may be invested pursuant to Subparagraph 4 of Paragraph XIII hereof shall be paid from the assets in such collective, common or commingled fund. All management fees, redemption fees and all other expenses of any mutual funds offered as an investment election under the Plan shall be paid from assets in such mutual funds or charged to the accounts of members who elect to invest in such mutual funds. All other expenses of administration of the Plan, including expenses charged or incurred by the Trustee or the Company, shall be borne by the Company. Taxes, if any, on any Ford Stock Fund Units, Common Stock Index Fund Units or Bond Index Fund Units held by the Trustee or income therefrom which are payable by the Trustee shall be charged against the members' accounts as the Trustee and the Committee shall determine.

The records of the Trustee, the Committee and the several Participating Companies shall be conclusive in respect of all matters involved in the administration of the Plan.

Where Federal law does not control, the Plan shall be governed by and construed in accordance with the laws of the State of Michigan.

XXI. Termination, Suspension and Modification

The Company, by action of its Board of Directors, or officers designated under Paragraph XX hereof, may terminate or modify the Plan or suspend the operation of any provision of the Plan, as follows:

1.   The Company may terminate the Plan at any time or may at any time or from time to time modify the Plan, in its entirety or in respect of the employees of one or more of the Participating Companies. The Company may at any time or from time to time terminate or modify the Plan or suspend for any period the operation of any provision thereof, in respect of any employees located in one or more states or countries, if in the judgment of the Committee compliance with the laws of such state or country would involve disproportionate expense and inconvenience to a Participating Company. Any such modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee. Any such termination, modification or suspension of the Plan may affect members in the Plan at the time thereof, as well as future members, but may not affect the rights of a member as to the continuance of investment, distribution or withdrawal of the cash value of assets in the account of the member as of the effective date of such termination, modification or suspension and earnings thereon; provided, however, that the Company may, in the event of a termination of the Plan, direct the Trustee to distribute the assets in the accounts of members in the Plan to such members. Any termination or modification of the Plan or suspension of any provision thereof shall be effective as of such date as the Company may determine, but not earlier than the date on which the Company shall give notice of such termination, modification or suspension to the Trustee and to the Participating Companies any of the employees of which are affected thereby.

2.   The provisions of the foregoing Subparagraph 1 notwithstanding, the Company, by action of its Group Vice President-Human Resources and Labor Affairs, Executive Vice President and Chief Financial Officer and Senior Vice President-General Counsel, at any time or from time to time may modify any of the provisions of the Plan in any respect retroactively, if and to the extent necessary or appropriate in the judgment of such officers of the Company to qualify or maintain the Plan and the trust fund established thereunder as a plan and trust meeting the requirements of Section 401(a) and 501(a) of the Internal Revenue Code of 1986, as now in effect or hereafter amended, or any other applicable provisions of Federal tax laws or other legislation, as now in effect or hereafter amended or adopted, and the regulations thereunder at the time in effect.

3.   Anything herein to the contrary notwithstanding, no such termination or modification of the Plan or suspension of any provision thereof may diminish the cash value of assets in the account of a member as of the effective date of such termination, modification or suspension.

4.   In the event of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each employee member, former employee, former member, beneficiary or estate eligible under the Plan shall, if the Plan is then terminated, receive a benefit immediately after the merger, consolidation or transfer, which is equal to the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.